Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2007 related to the financial statements of VSS Holding, Inc. as of and for the year ended December 31, 2006 appearing in the Current Report on Form 8-K/A of On Assignment, Inc. filed on March 21, 2007.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 20, 2007